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FOR IMMEDIATE RELEASE

CONTACT:
Nick Visco - Chief Financial Officer                       (732) 590-1600


    INTELLIGROUP ANNOUNCES SETTLEMENT OF LITIGATION MATTERS WITH ASHOK PANDEY


Edison, NJ (August 12, 2003): Intelligroup, Inc. (Nasdaq: ITIG), a leading global provider of strategic IT outsourcing services, today announced the settlement of all litigation matters currently pending between the Company and Ashok Pandey.

On August 7, 2003, the parties executed a settlement agreement pursuant to which, among other things: (1) the parties agreed to release each other from any and all claims and settle all current litigation matters between them; (2) the Company agreed to pay Pandey an aggregate amount of $750,000 to Pandey in three equal installments over two years; (3) the Company waived all amounts due by Pandey to the Company pursuant to the award granted by the Court in one of the actions filed by the Company against Pandey; (4) the Company agreed to include Pandey or his designee who is reasonably acceptable to the Company's Board of Directors (the "Board") in its slate of nominees for election to the Board at its Annual Meeting of Shareholders to be held in 2003, 2004 and 2005; (5) Pandey agreed to certain standstill provisions relating to acquiring shares of the Company's voting securities, solicitation of proxies, waging of a proxy contest or tender offer or initiating or supporting a shareholder proposal for a three-year period; (6) Pandey agreed to vote for the slate of directors proposed by the Board for a three-year period; and (7) the parties agreed not to disparage each other.

Pandey commented, "Now that the past is behind us, I look forward to working with the Board. I have full confidence in our abilities to work together as a team, with the objectives of enhancing shareholder value and furthering Intelligroup's leadership position in the Industry."

"This is clearly a welcome resolution for Intelligroup and its shareholders," said Arjun Valluri. "The settlement of this litigation removes a significant burden from the Company in terms of both expense and management time. The
Company can now focus its efforts on executing its strategy to seize the tremendous opportunity in the offshore outsourcing market. The current


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Board accepts Mr.  Pandey's  vote of  confidence  and we look forward to working with him to advance the interests of Intelligroup and its shareholders."


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ABOUT INTELLIGROUP
Intelligroup,  Inc.  (http://www.intelligroup.com)  is an information technology services strategic outsourcing partner to the world's largest companies. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company's onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.



SAFE HARBOR STATEMENT
Certain statements contained herein, including statements regarding the development of services and markets and future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup's filings with the Securities and Exchange Commission.

Intelligroup and the Intelligroup logo are registered trademarks and 'Creating the Intelligent Enterprise', 4Sight, 4Sight Plus, ASPPlus, myADVISOR, ASPPlus Power Upgrade Services and Uptimizer are service marks of Intelligroup in the U.S. and other countries. All other trademarks and company names mentioned are the property of their respective owners.


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